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                           THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES               Exhibit 11
                                COMPUTATION OF NET EARNINGS PER SHARE
                                (in thousands, except per share data)
                                            (UNAUDITED)

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                                                                Thirteen weeks ended
                                                        ----------------------------------
                                                           May 1, 1999         May 2, 1998
                                                        --------------      --------------
(a)  Net earnings.....................................         $10,093             $10,058

     Adjustment for interest on 4% convertible
       subordinated notes, net of income tax effect...              -                   -

     Adjustment for interest on zero coupon convertible
       subordinated notes, net of income tax effect...              -                   -
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(b)  Adjusted net earnings                                     $10,093             $10,058
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(c)  Average number of common shares outstanding
       during the period..............................          50,511              61,470

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes..............              -                   -

     Common shares assumed issued upon conversion of
       zero coupon convertible subordinated notes.....              -                   -

     Common shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price........             252                 306
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(d)  Average number of common shares assumed
       outstanding during the period..................          50,763              61,776
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     Basic Earnings per Share (a/c)...................         $   .20             $   .16
     Diluted Earnings per Share (b/d).................         $   .20             $   .16
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